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                      August 22, 2022

       Nick Zeng
       Chief Executive Officer
       Harmony Energy Technologies Corporation
       165 Broadway, FL 23
       New York, NY 10006

                                                        Re: Harmony Energy
Technologies Corporation
                                                            Registration
Statement on Form 10-12G
                                                            December 27, 2021
                                                            File No. 000-56380

       Dear Mr. Zeng:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Manufacturing
       cc:                                              Patti Weber